Exhibit 4.9

CORPORATE SERVICES AGREEMENT

by and among

THE BANK OF NOVA SCOTIA

as Client

and

SCOTIABANK COVERED BOND GUARANTOR
LIMITED PARTNERSHIP

as Guarantor

and

COMPUTERSHARE TRUST COMPANY OF CANADA

as Trustee and Corporate Services Provider

and

8429057 CANADA INC.

as Corporation

July 19, 2013

Corporate Services Agreement

CONTENTS

Articles	Page

Corporate Services Agreement

CORPORATE SERVICES AGREEMENT

THIS CORPORATE SERVICES AGREEMENT (this “Agreement”) is made as of this 19th day of July, 2013.

BY AND AMONG:

THE BANK OF NOVA SCOTIA, a bank named in Schedule I to the Bank Act (Canada), whose executive office is at 44 King Street West, Toronto, Ontario M5H 1H1, as Account Bank (hereinafter referred to as “Client”)

- and -

SCOTIABANK COVERED BOND GUARANTOR LIMITED PARTNERSHIP, a limited partnership formed under the laws of the Province of Ontario, whose registered office is at PO Box 50, Suite 6100, 100 King Street West, Toronto, Ontario, Canada, M5X 1B8, by its managing general partner SCOTIABANK COVERED BOND GP INC. (hereinafter referred to as the “Guarantor”)

- and -

COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company formed under the laws of Canada whose registered office is at 100 University Avenue, 11th Floor, Toronto, Ontario, Canada M5J 2Y1 (hereinafter referred to as the “Corporate Services Provider”)

- and -

8429057 CANADA INC., a corporation incorporated under the laws of Canada whose registered office is at Suite 6600, 100 King Street West, Toronto, Ontario, Canada, M5X 1B8 (hereinafter referred to as the “Corporation”)

WHEREAS

A.	The shares of the Corporation are held by the Client and the Corporate Services Provider, in its capacity as trustee pursuant to a declaration of trust dated July 19, 2013 (the “Declaration of Trust”).
B.	The Corporation is the liquidation general partner of the Guarantor.
C.	The Corporate Services Provider has offered to provide the Client and the Corporation with, and the Corporation and the Client have agreed to engage the Corporate Services Provider to so provide, certain services with respect to the Corporation.

NOW IT IS HEREBY AGREED as follows:

Article 1 - Definitions

1.1	The Master Definitions and Construction Agreement made between the parties to the Transaction Documents on July 19, 2013 (as the same may be amended, varied or supplemented
Corporate Services Agreement

from time to time with the consent of the parties to the Master Definitions and Construction Agreement) is expressly and specifically incorporated into this Agreement and, accordingly, the expressions defined in the Master Definitions and Construction Agreement (as so amended, varied or supplemented) shall, except where the context otherwise requires and save where otherwise defined herein, have the same meanings in this Agreement, including the recitals hereto and this Agreement shall be construed in accordance with the interpretation provisions set out in Section 2 of the Master Definitions and Construction Agreement.

Article 2 - Services to be Provided

2.1	Subject to Section 2.2, the Corporate Services Provider is prepared to provide the following Corporate Services (the “Corporate Services”) for and in respect of the Corporation for so long as a majority of the Board of Directors of the Corporation is comprised of designated directors appointed pursuant to the Letter Agreement and agrees (subject, in each case, to the obligations of the Corporate Services Provider in its capacity as Trustee pursuant to the Declaration of Trust) to arrange on behalf of, and at the sole expense of the Corporation for the following services to be provided to and in respect of the Corporation:
(a)	all general corporate secretarial, registrar and company administration services required by the Corporation;
(b)	the preparation, keeping and auditing (if applicable) of the accounts of the Corporation and such books and records as are required by any applicable law or otherwise to be kept by the Corporation for the proper conduct of the affairs of the Corporation;
(c)	providing all necessary staff and facilities for the Corporation, including the provision of the Company’s registered office (which shall be located at c/o Computershare Trust Company of Canada, 100 University Avenue, 11th Floor, Toronto, Ontario, Canada M5J 2Y1);
(d)	keeping the register of shareholders, issuing share certificates, and effecting share transfers and filing (in compliance with the Trust Deed and insofar as the Board of Directors of the Corporation have duly approved, signed and delivered the same and moneys in respect of applicable fees are made available) any applicable corporate returns and filings, consents of directors, and tax returns and filings in Canada or any jurisdiction in which such consents, returns or filings are required by applicable law;
(e)	the convening of shareholders’ and directors’ meetings of the Corporation as and when required in accordance with the requirements of the Canada Business Corporations Act (the “Act”) and when required providing facilities for holding such meetings and preparing and keeping minutes of such meetings;
(f)	accepting service of process and any other documents or notices to be served on the Corporation;
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(g)	providing such other corporate administration services as may be required by the Corporation from time to time;
(h)	as and when requested by a director, the secretary of the Corporation or the accountants or auditors of the Corporation, as the case may be, to deliver to such person such information in connection with the Corporation as may be in the possession of the Corporate Services Provider or as may be reasonably obtainable by it;
(i)	as and when requested under the terms of any agreements to which the Corporation is party, the delivery to any person entitled to it under such terms of such information or documents which is (a) provided for under such agreements, and (b) in the possession of the Corporate Services Provider or is reasonably obtainable by it;
(j)	at the request of the Board of Directors of the Corporation, prepare and forward to the shareholders all statements and notices which the Board of Directors of the Corporation is required to issue, send or serve in accordance with the Act;
(k)	give, at the request of the Board of Directors of the Corporation, any directions and information to any providers of services (such as auditors, accountants, financial or management advisers or counsel, as applicable) or other agents appointed by the Board of Directors or the officers of the Corporation, as the case may be; and
(l)	use its best efforts to cause the Corporation (to the extent that the Corporation has sufficient funds and other resources and is otherwise able to do so) to comply with its obligations under any agreement by which the Corporation is bound.
2.2	In providing the Corporate Services, the Corporate Services Provider shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of the Corporate Services or in the exercise of any of its rights or powers in connection therewith if there are reasonable grounds for believing that the reimbursement of such expenditure or indemnity satisfactory to it against such risk or liability is not assured to it, provided that the Corporate Services Provider shall, forthwith upon making such a determination, deliver notice of the same to the Guarantor and the Client, which notice shall indicate the grounds for such belief.
2.3	The Corporate Services Provider shall not be responsible for any misconduct or negligence on the part of any person or entity appointed with reasonable due care by it to provide any of the Corporate Services.

Article 3 - Confidentiality

3.1	Notwithstanding any termination of this Agreement, the Corporate Services Provider shall not at any time disclose to any person, firm or company whatsoever and shall treat as confidential, any information relating to the business, finances or other matters of the Corporation, the Client or any of their affiliates as confidential and shall not (regardless of whether or not such person shall still be in office) at any time disclose to any person, firm or
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company whatsoever any information relating to the business, finances or other matters of the Corporation, the Client or the Guarantor or the managing general partner of the Guarantor which it may have obtained as a result of (in the case of the Corporate Services Provider) its role in providing the Corporate Services and fulfilling its obligations hereunder, provided however that the provisions of this Section 3.1 shall not apply:

(a)	to the disclosure of any information already known to the recipient otherwise than as a result of a breach of this section or other unauthorised or improper conduct of such person;
(b)	to the disclosure of any information which is or becomes public knowledge otherwise than as a result of a breach of this section or other unauthorised or improper conduct of such person;
(c)	to the extent that the disclosure is required pursuant to the CMHC Guide, the Covered Bond Legislative Framework, any law or order of any court or other governmental authority pursuant to any direction, request or requirement (whether or not having the force of law);
(d)	to the disclosure of any information to professional advisers who receive the same under a duty of confidentiality or from whom it obtained an undertaking substantially in the form of this section;
(e)	to the disclosure of any information with the consent of the parties hereto; and
(f)	to the disclosure on behalf of the Corporation (or on behalf of the Guarantor if applicable), in circumstances required by the terms of any contract or agreement, to which the Corporation (or on behalf of the Guarantor if applicable and if disclosure in accordance with the terms of the Guarantor Agreement) is now or hereinafter becomes a party, to the persons to whom such disclosure is required by the terms of the relevant contract or agreement.

Article 4 - Indemnity

4.1	The Corporation agrees to defend, indemnify and hold harmless the Corporate Services Provider, its successors and assigns, and its and each of their respective directors, officers, employees and agents (the “Indemnified Parties”) against and from any demands, claims, assessments, proceedings, suits, actions, costs, judgments, penalties, interest, liabilities, losses, damages, debts, expenses and disbursements (including expert consultant and legal fees and disbursements on a solicitor and client basis) (collectively, “Claims”) that the Indemnified Parties, or any of them, may suffer or incur, or that may be asserted against them, or any of them, in consequence of, arising from or in any way relating to this Agreement (as the same may be amended, modified or supplemented from time to time) or the Corporate Services Provider’s duties hereunder or any other services that the Corporate Services Provider may provide to the Corporation in connection with or pursuant to the terms of this Agreement or the Corporate Service Provider’s duties hereunder, except that no individual Indemnified Party shall be entitled to indemnification in the event such
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Indemnified Party is found to have acted in bad faith, engaged in wilful misconduct or been grossly negligent. For greater certainty, the Corporation agrees to indemnify and save harmless the Indemnified Parties against and from any present and future taxes (other than income, franchise or capital taxes), duties, assessments or other charges imposed or levied on behalf of any governmental authority having the power to tax in connection with the Corporate Services Provider’s duties hereunder.

4.2	The Corporation agrees that its liability hereunder shall be absolute and unconditional, regardless of the correctness of any representations of any third parties and regardless of any liability of third parties to the Indemnified Parties, and shall accrue and become enforceable without prior demand or any other precedent action or proceeding, and shall survive the termination of this Agreement.

Article 5 - Remuneration, Costs and Expenses

5.1	The Corporation shall pay to the Corporate Services Provider as consideration for its services provided pursuant to this Agreement an annual fee of such amount as may be agreed to from time to time by the parties hereto payable on the date hereof and thereafter at least 30 days prior to each anniversary of the date hereof.
5.2	In addition to Section 5.1, the Corporation shall reimburse the Corporate Services Provider on demand for all reasonable travelling and other out of pocket expenses properly incurred by it, its agents, employees in the performance of its or their duties.
5.3	The Corporation shall further pay the Corporate Services Provider such additional remuneration, or meet the cost of such additional expenses (including legal and accounting advice) as shall be agreed between the Corporate Services Provider and the other parties hereto in the event that the Corporate Services Provider finds it expedient or necessary or it is requested by the other parties hereto to undertake duties which the Corporate Services Provider and the other parties hereto agree to be of an exceptional nature or otherwise outside the scope of the Corporate Services.
5.4	The Corporate Services Provider is hereby authorized, at its discretion and at the expense of the Corporation:
(a)	to refer all documents or requests relating to the Corporate Services or any other matters to its legal department, the Client’s legal department, the Corporation’s solicitors, or the solicitors for the Corporate Services Provider for direction and advice, and the Corporate Services Provider, in so doing, shall be indemnified and held harmless by the Corporation against and from any liability, cost and expense for any action taken by it in accordance with such instructions or advice. The Corporate Services Provider may, however, accept and act on any documents which appear to it to be in order and, in such cases, in the absence of gross negligence or wilful misconduct, shall be indemnified and held harmless by the Corporation against and from any liability, cost and expense; and
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(b)	to employ such counsel, consultants, experts, advisers, agents or agencies as it may reasonably require for the purpose of determining and discharging its duties hereunder and shall not be responsible for the negligent actions or misconduct of such parties.

Article 6 - Termination

6.1	If the Corporate Services Provider or any other party hereto, as the case may be, shall commit a breach of this Agreement which is not capable of remedy or shall commit a breach of this Agreement which is capable of remedy but which is not remedied within 30 days of receipt by the Corporate Services Provider or, as the case may be, such party, of notice from the Corporate Services Provider, or as the case may be, such party specifying such breach and requiring the same to be remedied, the Corporate Services Provider, or as the case may be, the other parties hereto (acting jointly) may terminate this Agreement forthwith by notice in writing to the Corporate Services Provider, or as the case may be to the other parties jointly hereto.
6.2	If not previously terminated, this Agreement may be terminated by either the Corporate Services Provider or the other parties hereto (acting jointly) serving three (3) months’ notice in writing to the other parties hereto (jointly), or as the case may be, the Corporate Services Provider.
6.3	The obligations of the parties pursuant to Sections 4 and 5 hereof shall survive the termination of this Agreement.

Article 7 - Notices

7.1	Any Notice, consent or approval (hereinafter collectively referred to as a “Notices”) required or permitted to be given in connection with this letter agreement shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile:
(a)	in the case of Notices to the Corporate Services Provider at:

Computershare Trust Company of Canada
100 University Avenue, 11th Floor
Toronto, Ontario M5J2Y1

Attention: Manager, Corporate Trust
Fax: 416-981-9777

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(b)	in the case of the Guarantor at:

Scotiabank Covered Bond Guarantor Limited Partnership
44 King Street West
Toronto, ON M5H 1H1

Attention: Managing Director, Alternate Funding
Fax: 416-945-4001

(c)	in the case of Notices to the Corporation at:

8429057 Canada Inc.
c/o Computershare Trust Company of Canada
100 University Avenue, 11th Floor
Toronto, Ontario M5J2Y1

Attention: Manager, Corporate Trust
Fax: 416-981-9777

(d)	in the case of Notices to the Client at:

The Bank of Nova Scotia
44 King Street West
Toronto, ON M5H 1H1

Attention: Managing Director, Alternate Funding
Fax: 416-945-4001

Notices delivered or transmitted to a party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Canadian Business Day prior to 4:00 p.m. local time in the place of delivery or receipt. If Notices are delivered or transmitted after 4:00 p.m. local time or if the day is not a Canadian Business Day, then the Notices shall be deemed to have been given and received on the next Canadian Business Day.

Any party hereto may, from time to time, change its address by giving written notice to the other parties in accordance with the provisions as set out herein.

Article 8 - Declaration of Trust

8.1	The Client and the Corporation agree for the benefit of the Corporate Services Provider, in its capacity as Trustee, to be bound by the terms of the Declaration of Trust.

Article 9 - Non-Petition

9.1	The Corporate Services Provider agrees that it shall not institute or join any other Person or entity in instituting against, or with respect to, the Corporation, the Guarantor, or any of the
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general partners of the Guarantor, any bankruptcy or insolvency event so long as any securities issued by the Corporation shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such securities shall have been outstanding. The foregoing provision shall survive the termination of this Agreement by either party.

Article 10 - General

10.1	Except as otherwise expressly provided in this Agreement, the provisions of this Agreement may be amended or modified only by written agreement of all of the parties, and if any such amendment or waiver is determined to be material in the opinion of the Guarantor, satisfaction of the Rating Agency Condition shall be required in respect thereof. The Guarantor (or the Cash Manager on its behalf) shall deliver notice to the Rating Agencies of any amendment or waiver with respect to which satisfaction of the Rating Agency Condition is not required, provided that failure to deliver such notice shall not constitute a breach of the obligations of the Guarantor under this Agreement. This Agreement (and the benefits and obligations contained in it) may not be assigned by any party without the prior written consent of each of the other parties hereto and unless the Guarantor has obtained Rating Agency Confirmation for any such assignment.
10.2	This Agreement may be executed in one or more counterparts, including by facsimile transmission, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.
10.3	This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein, without regard to conflict of law principles.
10.4	Each of the parties hereto irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of the Province of Ontario in any action or proceeding arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined by such courts. Each party to this Agreement hereby irrevocably waives, to the fullest extent it may possibly do so, any defence or claim that the courts of the Province of Ontario are an inconvenient forum for the maintenance or hearing of such action or proceeding.
10.5	Scotiabank Covered Bond Guarantor Limited Partnership is a limited partnership formed under the Limited Partnerships Act (Ontario), a limited partner of which is, except as expressly required by law, only liable for any of its liabilities or any of its losses to the extent of the amount that the limited partner has contributed or agreed to contribute to its capital.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

COMPUTERSHARE TRUST COMPANY OF CANADA

Per:	/s/ Sean Pigott
Name: Sean Pigott
Title: Corporate Trust Officer

Per:	/s/ Stanley Kwan
Name: Stanley Kwan
Title: Associate Trust Officer

THE BANK OF NOVA SCOTIA

Per:	/s/ Ian Berry
Name: Ian Berry
Title: Managing Director and Head, Funding and Liquidity Management

8429057 CANADA INC.

Per:	/s/ Stuart Swartz
Name: Stuart Swartz
Title: President

Per:	/s/ Charles Eric Gauthier
Name: Charles Eric Gauthier
Title: Vice-President

SCOTIABANK COVERED BOND GUARANTOR LIMITED PARTNERSHIP by its managing general partner SCOTIABANK COVERED BOND GP INC.

Per:	/s/ Jake Lawrence
Name: Jake Lawrence
Title: President and Secretary

Corporate Services Agreement